RYAN'S FAMILY STEAK HOUSES, INC.
                  AUGUST SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 4-week period  ended
September  3,  1997 ("August") decreased by  1.7%.   Details
follow:

                                      August 1997
                                      (Unaudited)

  Total sales                       $48,010,000
  Increase from prior year                  +6%

  Average unit sales:
  Same-store (open at least 18 mos.)      -1.7%
  All-store (all Ryan's units)            -2.0%

At  September  3, 1997, the Company owned and  operated  268
Ryan's. The Company plans to open two (2) new Ryan's during the remainder of 1997, one in October and one in November.
Current plans for 1998 call for 15 new Ryan's.

The Company's next accounting period consists of 4 weeks, ending on October 1, 1997.